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Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Registration Statement of Regal Cinemas Corporation on Form S-4 of our report dated March 5, 2009, relating to the financial statements of National CineMedia, LLC, as of January 1, 2009 and December 27, 2007 and for the year ended January 1, 2009, for the period February 13, 2007 through December 27, 2007, for the period December 29, 2006 through February 12, 2007, and for the year ended December 28, 2006, appearing in the Annual Report on Form 10-K/A of Regal Entertainment Group for the year ended January 1, 2009, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Denver, Colorado
October 12, 2009

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM